Exhibit 99.1

InfraREIT, Inc. 1807 Ross Avenue, 4th Floor Dallas, TX 75201

PRESS RELEASE

InfraREIT Reports Third Quarter 2015 and Year-to-Date Results

DALLAS, TEXAS, November 6, 2015—InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT” or the “Company”) today reported financial results for the third quarter and nine month period ended September 30, 2015 and updated the Company’s financial outlook.

InfraREIT reported the following third quarter 2015 financial highlights:

•	Cash available for distribution (CAD) of $17.1 million, or $0.28 per share
•	Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of $33.5 million
•	Quarterly dividend declared of $0.225 per share of common stock, $0.90 per share annualized
•	Net income of $19.4 million
•	Updating guidance:
o	Increasing 2015 CAD per share range to $1.10 to $1.15
o	Updating capital expenditure estimate to $720 million to $775 million for the period of 2015 through 2017
•	Reaffirming guidance of three-year cumulative annual growth in distributions per share of 10 percent to 15 percent through the end of 2018

“We had another positive quarter – lease revenue increased year-over-year and we started recognizing percentage rent as anticipated,” said David A. Campbell, Chief Executive Officer of InfraREIT.  “We remain confident in the fundamentals of our business, as our performance continues to highlight the value we provide to our service territories.  As a result of our solid performance and lower than planned interest expense, we are raising our CAD per share guidance range to $1.10 to $1.15 for 2015.”

“Our capital expenditures are focused on investing in assets that will provide reliable energy delivery to our tenant’s service territories,” added Campbell.  “The timing of several of our Footprint Projects has shifted into 2016 and 2017, driven primarily by revised phasing estimates for the addition of the second circuit to our CREZ lines in the Texas Panhandle.  We are revising our 2015-2017 capital expenditure estimates accordingly.  This update results in a corresponding shift in the timing of our placed in service assumptions.  Over the 2015-2018 period, our guidance remains unchanged, as we expect to achieve 10 percent to 15 percent cumulative annual growth in distributions per share.  In early 2016, we will provide additional information following the completion of our planning process and update our 2016 dividend.”

Favorable Results in Third Quarter 2015

Lease revenue increased approximately 6 percent to $41.5 million for the three months ended September 30, 2015, compared to the same period in 2014.  For the third quarter of 2015, base rent contributed $31.3 million and percentage rent contributed $10.2 million, compared to $27.0 million of base rent and $12.3 million of percentage rent for the third quarter of 2014.

Net income was $19.4 million in the third quarter of 2015, compared to $15.5 million in the third quarter of 2014.

In the third quarter of 2015, CAD was $17.1 million, or $0.28 per share, compared to $14.3 million, or $0.31 per share in the same period in 2014. CAD per share was based on 60.6 million shares outstanding as of September 30, 2015, compared to 45.7 million shares outstanding as of September 30, 2014.

Adjusted EBITDA was $33.5 million in the third quarter of 2015, an increase of 9 percent, compared to $30.8 million in the same period in 2014.  Funds from Operations (FFO) was $29.7 million for the third quarter of 2015, an increase of 21 percent, compared to $24.5 million from the same period in 2014.  For the third quarter of 2015, FFO on an adjusted basis (AFFO) was $26.5 million, an increase of 22 percent, compared to $21.8 million in the same period in 2014.

First Nine Months of 2015 Performance

Lease revenue of $100.3 million for the nine months ended September 30, 2015 increased $10.9 million, or approximately 12 percent, compared to the same period in 2014.  For the first nine months of 2015, base rent contributed $90.1 million and percentage rent contributed $10.2 million, compared to $76.4 million of base rent and $13.0 million of percentage rent for the same period of 2014.

Net loss was $7.6 million in the first nine months of 2015, including the effect of a $44.9 million non-cash expense incurred in connection with the IPO.  Net income for the first nine months of 2014 was $26.0 million.

The first nine months of 2015 CAD was $53.6 million, or $0.88 CAD per share, compared to $43.6 million, or $0.95 CAD per share in the same period in 2014.  CAD per share was based on 60.6 million shares outstanding as of September 30, 2015, compared to 45.7 million shares outstanding as of September 30, 2014.

Adjusted EBITDA was $101.8 million in the first nine months of 2015, an increase of 12 percent, compared to $91.2 million in the same period in 2014.  In the first nine months of 2015, FFO was $21.8 million compared to $51.8 million for the same period in 2014.  The Company also reported AFFO of $80.1 million for the first nine months of 2015, an increase of 21 percent, compared to $66.1 million for the same period in 2014.

Liquidity and Capital Resources

As of September 30, 2015, the Company had $29.7 million of unrestricted cash and cash equivalents. InfraREIT also had $1.7 million of restricted cash and $305.0 million of unused capacity under its revolving credit facilities as of September 30, 2015.

Outlook and Guidance Update

As previously reported, InfraREIT expects that capital expenditures associated with Footprint Projects will enable achieving the lower half of the Company’s objective of 10 percent to 15 percent cumulative annual growth in distributions per share. Additionally, Footprint Project capital expenditures and potential acquisitions, including the acquisition of the Cross Valley transmission line and Golden Spread Electric Coop interconnection projects from Hunt Consolidated, Inc. and its subsidiaries (collectively, Hunt), would enable the Company to achieve the top half of the 10 percent to 15 percent range.  Regarding InfraREIT’s consolidated debt profile, the Company targets debt as a percentage of total capitalization at or below 60 percent and AFFO-to-debt of at least 12 percent.

Reflecting revised estimates of the timing of capital expenditure projects, the Company expects the following Footprint Project capital expenditure range from 2015 to 2017; $210 million to $220 million for 2015; $220 million to $240 million for 2016; and $290 million to $315 million in 2017.

The guidance provided above represents forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s Web site at www.InfraREITInc.com.

Monthly ROFO Project Updates

Generally, InfraREIT’s monthly “ROFO Project Updates” will be provided after the closing of trading on the New York Stock Exchange on or about the 15th day of each month. These ROFO Project Updates can be found on the Company’s Web site (www.InfraREITInc.com) under the “Hunt Transmission-Our Developer” and “Investor Relations” sections.  InfraREIT has also provided a ROFO Project Update in its “3Q 2015 Results & Supplemental Information” presentation posted on the Company’s Web site as of today.  The next ROFO Project Update will be issued on December 15, 2015.

Dividends and Distributions

On September 3, 2015, InfraREIT’s board of directors declared a cash distribution by the Operating Partnership to all unit holders of record, including InfraREIT, on September 30, 2015 of $0.225 per unit for a total distribution of $13.6 million ($9.8 million to InfraREIT). Also, on September 3, 2015, the Company’s board of directors declared a cash dividend to shareholders of record on September 30, 2015, of $0.225 per share for a total of $9.8 million. The cash distribution and cash dividend were paid on October 22, 2015.

Conference Call and Webcast

As previously announced, management will host a teleconference call November 6, 2015, at 10 a.m. U.S. Central (11 a.m. U.S. Eastern). David A. Campbell, Chief Executive Officer, and Brant Meleski, Chief Financial Officer, will discuss InfraREIT’s results and financial outlook.

Investors and analysts are invited to participate in the call by phone at 1-855-560-2576, or internationally at 1-412-542-4162, (access code: 10074085) or via the Internet at www.InfraREITInc.com. A replay of the call will be available on the Company’s Web site or by phone at 1-877-344-7529, or internationally at 1-412-317-0088, (access code: 10074085) for a seven-day period following the call.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles (GAAP). These non-GAAP measures are presented because InfraREIT’s management believes these non-GAAP measures help investors understand InfraREIT’s business, performance and ability to earn and distribute cash to its stockholders by providing perspectives not immediately apparent from net income. These measures are also measures frequently used by securities analysts, investors and other interested parties. The presentation of CAD, EBITDA, Adjusted EBITDA, FFO and AFFO in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, InfraREIT’s method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similar measures as calculated by other companies that do not use the same methodology as InfraREIT. Reconciliations of these measures to their most directly comparable GAAP measures are included in the Schedules to this press release.

About InfraREIT, Inc.

InfraREIT is a real estate investment trust that owns rate-regulated electric transmission and distribution assets in the state of Texas. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas, and managed by the Ray L. Hunt family). The Company’s shares are traded on the New York Stock Exchange under the symbol “HIFR.” Additional information on InfraREIT is available at www.InfraREITInc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements give InfraREIT management’s current expectations, and contain projections of results of operations or financial condition or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include InfraREIT’s expectations regarding its anticipated financial and operational performance, including projected or forecasted financial results, project timing, distributions to stockholders, dividend growth, capital expenditures, lease payments, CAD growth, AFFO-to-debt ratios and capitalization matters. Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among others, the following: (a) risks that the capital expenditures the Company expects will not materialize for a variety of reasons, including as a result of lower oil and gas drilling and related midstream and service company activities in the Permian Basin relative to the Company’s current expectations, (b) the Company’s ability to acquire ROFO Projects or other transmission and distribution assets from Hunt on terms that are accretive to the Company’s stockholders, (c) the Company’s current reliance on its tenant for all of its revenues and, as a result, its dependency on the tenant’s solvency and financial and operating performance, (d) defaults on or non-renewal or early termination of leases by the Company’s tenant, (e) changes in the regulated rates the tenants of the Company’s assets may charge their customers and (f) defaults on or non-renewal or early termination of leases by the Company’s tenant. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission.

Any forward-looking statement made by the Company in this press release is based only on information currently available to InfraREIT and speaks only as of the date on which it is made. InfraREIT undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

InfraREIT, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Lease revenue
Base rent	$31,253	$27,020	$90,083	$76,399
Percentage rent	10,199	12,289	10,199	12,972
Total lease revenue	41,452	39,309	100,282	89,371
Operating costs and expenses
General and administrative expense	5,504	6,143	58,965	12,839
Depreciation	10,259	8,998	29,438	25,825
Total operating costs and expenses	15,763	15,141	88,403	38,664
Income from operations	25,689	24,168	11,879	50,707
Other (expense) income
Interest expense, net	(6,723)	(8,699)	(21,084)	(24,364)
Other income, net	707	294	2,180	333
Total other expense	(6,016)	(8,405)	(18,904)	(24,031)
Income (loss) before income taxes	19,673	15,763	(7,025)	26,676
Income tax expense	243	248	575	656
Net income (loss)	19,430	15,515	(7,600)	26,020
Less: Net income (loss) attributable to noncontrolling interest	5,458	3,621	(1,061)	6,046
Net income (loss) attributable to InfraREIT, Inc.	$13,972	$11,894	$(6,539)	$19,974
Net income (loss) attributable to InfraREIT, Inc. common shareholders per share:
Basic	$0.32	$0.34	$(0.15)	$0.57
Diluted	$0.32	$0.34	$(0.15)	$0.57
Cash dividends declared per common share	$0.225	$—	$0.850	$—
Weighted average common shares outstanding (basic shares)	43,565	35,053	42,787	35,053
Redemption of operating partnership units	—	—	—	—
Weighted average dilutive shares outstanding (diluted shares)	43,565	35,053	42,787	35,053
Due to the anti-dilutive effect, the computation of diluted earnings per share does not reflect the following adjustments:
Net income (loss) attributable to noncontrolling interest	$5,458	$3,621	$(1,061)	$6,046
Redemption of operating partnership units	17,028	10,656	15,964	10,546

InfraREIT, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$29,725	$15,612
Restricted cash	1,682	1,682
Due from affiliates	21,647	27,822
Inventory	7,071	7,393
Assets held for sale	—	41,211
Prepaids and other current assets	857	4,897
Total current assets	60,982	98,617
Electric Plant, net	1,369,500	1,227,146
Goodwill	138,384	138,384
Deferred Assets and Other Regulatory Assets, net	35,993	37,948
Investments	2,519	2,519
Total Assets	$1,607,378	$1,504,614
Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$26,780	$25,295
Short-term borrowings	20,000	219,000
Current portion of long-term debt	19,531	19,234
Dividends and distributions payable	13,634	14,130
Contingent consideration	—	27,378
Accrued taxes	2,934	2,359
Total current liabilities	82,879	307,396
Long-Term Debt	595,836	610,522
Regulatory Liability	8,477	1,242
Total liabilities	687,192	919,160
Commitments and Contingencies
Equity
Members' capital - 35,053,186 shares issued and outstanding as of December 31, 2014	—	440,387
Common stock, $0.01 par value; 450,000,000 shares authorized; 43,565,495 issued and outstanding as of September 30, 2015	436	—
Additional paid-in capital	702,213	—
Accumulated deficit	(34,529)	—
Accumulated other comprehensive loss	—	—
Total InfraREIT, Inc. equity	668,120	440,387
Noncontrolling interest	252,066	145,067
Total equity	920,186	585,454
Total Liabilities and Equity	$1,607,378	$1,504,614

InfraREIT, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net (loss) income	$(7,600)	$26,020
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	29,438	25,825
Amortization of deferred financing costs	2,436	3,193
Allowance for funds used during construction - equity	(2,180)	(1,432)
Change in fair value of contingent consideration	—	1,110
Reorganization structuring fee	44,897	—
Realized gain on sale of marketable securities	(66)	—
Equity based compensation	493	120
Changes in assets and liabilities:
Due from affiliates	6,175	8,960
Inventory	322	292
Prepaids and other current assets	(303)	(1,625)
Accounts payable and accrued liabilities	4,624	5,228
Net cash provided by operating activities	78,236	67,691
Cash flows from investing activities
Additions to electric plant	(164,890)	(170,200)
Proceeds from sale of assets	41,211	—
Sale of marketable securities	1,065	—
Cash paid to InfraREIT, L.L.C. investors in the merger, net of cash assumed	(172,400)	—
Net cash used in investing activities	(295,014)	(170,200)
Cash flows from financing activities
Net proceeds from issuance of common stock upon initial public offering	493,722	—
Proceeds from short-term borrowings	53,000	123,500
Repayments of short-term borrowings	(253,000)	(5,000)
Proceeds from borrowings of long-term debt	—	11,000
Repayments of long-term debt	(14,389)	(9,184)
Net change in restricted cash	—	(1)
Deferred financing costs	(481)	(897)
Dividends and distributions paid	(47,961)	—
Net cash provided by financing activities	230,891	119,418
Net increase in cash and cash equivalents	14,113	16,909
Cash and cash equivalents at beginning of period	15,612	7,746
Cash and cash equivalents at end of period	$29,725	$24,655

Non-GAAP Measures

Schedule 1

InfraREIT, Inc.

Explanation and Reconciliation of CAD

CAD

The Company defines CAD in a manner that it believes is appropriate to show its core operational performance, which includes a deduction of the portion of capital expenditures needed to maintain its net assets which equals depreciation expense within the applicable period. The portion of the capital expenditures in excess of depreciation, which the Company refers to as growth capital expenditures, will increase its net assets. Also included in CAD are various other adjustments from net income, as outlined below and described in more detail on Schedules 2 and 3.

The following sets forth a reconciliation of net income (loss) to CAD:

	Three Months Ended September 30,				Nine Months Ended September 30,
(In thousands)	2015		2014		2015		2014
Net income (loss)	$19,430		$15,515		$(7,600)		$26,020
Depreciation	10,259		8,998		29,438		25,825
FFO	29,689		24,513		21,838		51,845
Non-cash reorganization structuring fee	—		—		44,897		—
Percentage rent adjustment (1)	(2,791)		(4,157)		9,768		8,899
Base rent adjustment (2)	338		937		5,469		4,921
Amortization of deferred financing costs	612		1,534		2,436		3,193
Reorganization expenses	—		808		333		808
Non-cash equity compensation	185		—		493		120
Other income, net (3)	(707)		(294)		(2,180)		(333)
Capital expenditures to maintain net assets	(10,259)		(8,998)		(29,438)		(25,825)
CAD	$17,067		$14,343		$53,616		$43,628
Shares outstanding (mm of shares)	60.6	(4)	45.7	(5)	60.6	(6)	45.7	(7)
CAD per share	$0.28		$0.31		$0.88		$0.95
CAD payout ratio	79.9%	(8)	N/A		76.2%	(9)	N/A

1)

Represents the amount of percentage rent owed to the Company related to the applicable period. The amount of percentage rent related to each quarter is paid during the second month following the specific quarter.  Although the Company receives percentage rent payments related to each quarter, it does not recognize lease revenue related to these percentage rent payments until its tenant’s annual gross revenues exceed minimum specified breakpoints in the leases.

2)

This adjustment relates to the difference between the timing of cash based rent payments made under the Company’s leases and when the Company recognizes base rent revenue under GAAP. The Company recognizes base rent on a straight-line basis over the applicable term of the lease commencing when the related assets are placed in service, which is frequently different than the period in which the cash rent becomes due.

3)

Includes allowance for funds used during construction (AFUDC) on equity of $0.7 million and $0.5 million for the three months ended September 30, 2015 and 2014, respectively, and $2.2 million and $1.4 million for the nine months ended September 30, 2015 and 2014, respectively.

4)

Calculated based on outstanding shares of 60.6 million as of September 30, 2015, which consists of 43.6 million outstanding shares of common stock of InfraREIT and 17.0 million outstanding OP Units held by the limited partners of the Operating Partnership as of September 30, 2015. Net income attributable to InfraREIT, Inc. common shareholders per share was calculated based on 43.6 million weighted average shares outstanding during the three months ended September 30, 2015, which excludes any OP Units and is calculated on a weighted average basis.

5)

Calculated based on outstanding shares of 45.7 million as of September 30, 2014, which consists of 35.1 million outstanding shares of common stock of InfraREIT and 10.6 million outstanding OP Units held by the limited partners of the Operating Partnership as of September 30, 2014. Net income attributable to InfraREIT, Inc. common shareholders per share was calculated based on 35.1 million weighted average shares outstanding during the three months ended September 30, 2014, which excludes any OP Units and is calculated on a weighted average basis.

6)

Calculated based on outstanding shares of 60.6 million as of September 30, 2015, which consists of 43.6 million outstanding shares of common stock of InfraREIT and 17.0 million outstanding OP Units held by the limited partners of the Operating

Partnership as of September 30, 2015. Net loss attributable to InfraREIT, Inc. common shareholders per share was calculated based on 42.8 million weighted average shares outstanding during the nine months ended September 30, 2015, which excludes any OP Units and is calculated on a weighted average basis.

7)

Calculated based on outstanding shares of 45.7 million as of September 30, 2014, which consists of 35.1 million outstanding shares of common stock of InfraREIT and 10.6 million outstanding OP Units held by the limited partners of the Operating Partnership as of September 30, 2014. Net income attributable to InfraREIT, Inc. common shareholders per share was calculated based on 35.1 million weighted average shares outstanding during the nine months ended September 30, 2014, which excludes any OP Units and is calculated on a weighted average basis.

8)	Reflects the distributions of $13.6 million divided by CAD of $17.1 million.
9)	Reflects the post-IPO distributions of $35.8 million divided by the post-IPO CAD of $46.9 million (based on a pro-rata calculation from the IPO date).

Schedule 2

InfraREIT, Inc.

Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA

InfraREIT defines EBITDA as net income (loss) before interest expense, net; income tax expense; depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted in a manner the Company believes is appropriate to show its core operational performance, including: (a) adding back the non-cash reorganization structuring fee, (b) an adjustment for the difference between the amount of percentage rent payments that the Company expects to receive with respect to the applicable period and the amount of percentage rent the Company recognizes under GAAP during the period, (c) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP, (d) adding back the one-time reorganization expense related to the Company’s IPO and related reorganization transactions, and (e) adjusting for other income (expense), net.

The following table sets forth a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2015	2014	2015	2014
Net income (loss)	$19,430	$15,515	$(7,600)	$26,020
Interest expense, net	6,723	8,699	21,084	24,364
Income tax expense	243	248	575	656
Depreciation	10,259	8,998	29,438	25,825
EBITDA	36,655	33,460	43,497	76,865
Non-cash reorganization structuring fee	—	—	44,897	—
Percentage rent adjustment (1)	(2,791)	(4,157)	9,768	8,899
Base rent adjustment (2)	338	937	5,469	4,921
Reorganization expenses	—	808	333	808
Other income, net (3)	(707)	(294)	(2,180)	(333)
Adjusted EBITDA	$33,495	$30,754	$101,784	$91,160

1)	See footnote (1) on Schedule 1 on Explanation and Reconciliation of CAD
2)	See footnote (2) on Schedule 1 on Explanation and Reconciliation of CAD
3)	See footnote (3) on Schedule 1 on Explanation and Reconciliation of CAD

Schedule 3

InfraREIT, Inc.

Explanation and Reconciliation of FFO and AFFO

FFO and AFFO

The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to the Company’s consolidated financial statements, which is the basis for the FFO presented in this press release and the reconciliation below, results in FFO representing net (loss) income before depreciation, impairment of assets and gain (loss) on sale of assets. FFO does not represent cash generated from operations as defined by GAAP and it is not indicative of cash available to fund all cash needs, including distributions.

AFFO is defined as FFO adjusted in a manner the Company believes is appropriate to show its core operational performance, including: (a) adding back the non-cash reorganization structuring fee, (b) an adjustment for the difference between the amount of percentage rent payments that the Company expects to receive with respect to the applicable period and the amount of percentage rent the Company recognizes under GAAP during the period, (c) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP, (d) adding back the one-time reorganization expense related to the Company’s IPO and related reorganization transactions, and (e) adjusting for other income (expense), net.

The following table sets forth a reconciliation of net income (loss) to FFO and AFFO:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2015	2014	2015	2014
Net income (loss)	$19,430	$15,515	$(7,600)	$26,020
Depreciation	10,259	8,998	29,438	25,825
FFO	29,689	24,513	21,838	51,845
Non-cash reorganization structuring fee	—	—	44,897	—
Percentage rent adjustment (1)	(2,791)	(4,157)	9,768	8,899
Base rent adjustment (2)	338	937	5,469	4,921
Reorganization expenses	—	808	333	808
Other income, net (3)	(707)	(294)	(2,180)	(333)
AFFO	$26,529	$21,807	$80,125	$66,140

1)	See footnote (1) on Schedule 1 on Explanation and Reconciliation of CAD
2)	See footnote (2) on Schedule 1 on Explanation and Reconciliation of CAD
3)	See footnote (3) on Schedule 1 on Explanation and Reconciliation of CAD

For additional information, contact:

For Investors:	Brook Wootton
Director, Investor Relations
InfraREIT, Inc.
214-855-6748
For Media:	Jeanne Phillips
Senior Vice President, Corporate Affairs & International Relations
Hunt Consolidated, Inc.
214-978-8534

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